EXHIBIT 21.1

Subsidiaries of Urban Outfitters, Inc., a Pennsylvania corporation

(as of February 1, 2015)

Subsidiary	Jurisdiction of Organization
Anthropologie, Inc.	Pennsylvania
Urban Outfitters Wholesale, Inc.	Pennsylvania
URBN UK Limited	United Kingdom
Urban Outfitters West LLC	California
URBN Holding Inc.	Delaware
UO Fenwick, Inc.	Delaware
URBN Canada Retail, Inc.	Canada
Urban Outfitters Ireland Limited	Ireland
Free People of PA LLC	Pennsylvania
U.O. Real Estate LLC	Pennsylvania
U.O. Real Estate Holding I LLC	Pennsylvania
U.O. Real Estate Holding II LLC	Pennsylvania
Urban Outfitters Denmark (Branch of Urban Outfitters UK Limited, UK)	Denmark
Urban Outfitters I Sverige AB	Sweden
UO Netherlands BV	Netherlands
UO Netherlands Holding BV	Netherlands
URBN Netherlands Retail BV	Netherlands
URBN NL Holding C.V.	Netherlands
Urban Outfitters Belgium BVBA	Belgium
Urban Outfitters Germany GmbH	Germany
HK Sourcing Limited	Hong Kong
URBN HK Trading Limited	Hong Kong
Terrain Merchandising LLC	Delaware
Terrain East LLC	Pennsylvania
J. Franklin Styer Nurseries, Inc.	Pennsylvania
UO US LLC	Delaware
Urban Outfitters UK Limited	United Kingdom
Anthropologie UK Limited	United Kingdom
UO Bermuda Limited	Bermuda
URBN Bermuda Holding Ltd	Bermuda
URBN Bermuda Holding Partners LP	Bermuda
URBN Japan GK	Japan
URBN Ireland Retail Ltd	Ireland
URBN Spain Retail S.L.	Spain
URBN Hong Kong Retail Limited	Hong Kong
URBN France Retail SARL	France
URBN PR Holding, Inc.	Delaware
URBN Italy Retail SRL	Italy
URBN Puerto Rico LLC	Puerto Rico